Exhibit 10.1

SALON CITY, INC.
909 N. Palm Avenue, Ste 311
West Hollywood, CA  90069

June 26, 2006

PERSONAL AND CONFIDENTIAL

Mr. Brian Battaglia
President
Capital Solutions, Inc.
2817 Carlaris Road
San Marino, California  91108

Dear Mr. Battaglia:

This letter agreement ("Agreement") confirms the terms and conditions of the engagement of Capital Solutions, Inc. (“Capital”) and Brian Battaglia by Salon City, Inc. (the “Company”) to render certain professional services to the Company in connection with the Company's strategic and financial plans, as follows:

1.           Services.  Capital agrees to perform the following services:

(a)	Make Brian Battaglia available to actively participate in helping the Company with its financial planning, financings and other related financial activities;

(b)	Make Brian Battaglia available to assist the CEO reach his financial and revenue milestones through active on-going communication;

(c)	Make Brian Battaglia available to interface with the investment team of the Company;

(d)	Make Brian Battaglia available to assist the Company to meet and accelerate its revenue goals from 2007, 2008, and 2009, which will be the basis for incentive bonuses; and

(e)	Brian Battaglia will provide the above services independently of the Company, from a separate office, without taking on any direct Company responsibility.

2.           Fees.  The Company agrees to pay Capital for its services with a professional fee ("Professional Fee") of a total of:

(a)  One million shares of restricted common stock of the Company (as such term “restricted” is defined in Rule 144 under the Exchange Act) to be issued as promptly as practicable after the execution of this Agreement for services performed from January 1, 2005 to date.

(b)  One million shares of restricted common stock of the Company (as such term “restricted” is defined in Rule 144 under the Exchange Act) to be issued within 30 days after end of the 2008 fiscal year, if and when the Company reaches $5.0 million in sales, or a pro-rated portion of said one million shares based on annual volume for fiscal 2008.  Two examples of such pro rating are the following: (1) If the Company’s sales reach $4.0 million for fiscal 2008, the Company will be obligated to issue 800,000 restricted shares under this subsection; (2) if the Company’s sales reach $6.0 million for fiscal 2008, the Company will be obligated to issue 1,200,000 restricted shares under this subsection.

(c)  One million shares of restricted common stock of the Company (as such term “restricted” is defined in Rule 144 under the Exchange Act) to be issued within 30 days after the end of the 2009 fiscal year, if and when the Company reaches $10.0 million in sales, or a pro-rated portion of said one million shares based on annual volume for fiscal 2009.   Two examples of such pro rating are the following:  (1) If the Company’s sales reach $8.0 million for fiscal 2009, the Company will be obligated to issue 800,000 restricted shares under this subsection; (2) if the Company’s sales reach $12.0 million for fiscal 2009, the Company will be obligated to issue 1,200,000 restricted shares under this subsection.

(d)  Antidilution Protection - The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the percentage ownership position or potential percentage ownership position of Capital in the Company, but will at all times in good faith assist in the maintaining such ownership position or potential ownership position of Capital and in the taking of all such action as may reasonably be requested by the Capital in order to protect such ownership percentage or potential ownership percentage against dilution or other impairment, consistent with the tenor and purpose of this Agreement.

(e)  All certificates for common stock of the Company to be issued pursuant to the terms of this Agreement shall be issued in the name of “Brian Battaglia,” the person who will be providing the services under this Agreement, and Brian Battaglia does hereby agree to perform such services.

3.           Term.  The term of this Agreement shall commence on January 1, 2005, and end on the completion of fiscal 2009 (the "Term").  This Agreement may be renewed upon mutual written agreement of the parties hereto with the additional services and fees to be mutually agreed upon. This agreement may be terminated by the Company with 45 days prior written notice to Capital.

4.           Indemnification.  In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Capital and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

5.           Matters Relating to Engagement.   The Company acknowledges that Capital has been retained solely to provide the services set forth in this Agreement.  In rendering such services, Capital shall act as an independent contractor, and any duties of Capital arising out of its engagement hereunder shall be owed solely to the Company.  The Company further acknowledges that Capital may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that Capital is a consulting firm that is engaged in providing professional services. The Company acknowledges and agrees that in connection with the performance of Capital's services hereunder (or any other services) that neither Capital nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Capital or its employees to the Company should be construed as such) and that neither Capital nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Capital to the Company and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Capital to the Company and the transactions contemplated by this Agreement.  Neither Capital nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Capital will be using and relying on data, material, and other information (the "Information") furnished by the Company or their respective employees and representatives. The Company will cooperate with Capital and will furnish Capital with all Information concerning the Company which Capital deems appropriate and will provide Capital with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Capital's obligations pursuant to this Agreement.  The Company hereby agrees and represents that all Information furnished to Capital pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Capital's engagement hereunder, the Company shall promptly advise Capital in writing.  Accordingly, Capital assumes no responsibility for the accuracy and completeness of the Information.  In rendering its services, Capital will be using and relying upon the Information without independent verification evaluation thereof.  Capital hereby promises and agrees to hold all of such Information confidential and not to use such information for its benefit without the express written permission of the Company.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

7.           No Brokers.  The Company represents and warrants to Capital that there are no brokers, representatives or other persons which have an interest in compensation due to Capital from any services contemplated herein.

8.     Authorization.  The Company and Capital represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

9.           Miscellaneous.  This Agreement constitutes the entire understanding and agreement between the Company and Capital with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied.  Any amendments or modifications must be executed in writing by both parties.  This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and insure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.  If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.  This Agreement may be executed in any number of counterparts, each of which, shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Capital for execution, which shall constitute a binding agreement as of the date first above written.

Thank you.  We look forward to a mutually rewarding relationship.

SALON CITY, INC.

By:______________________________
Name: Steve Casciola
Title: President

AGREED TO AND ACCEPTED
AS OF JUNE __, 2006

CAPITAL SOLUTIONS, INC.                                  BRIAN BATTAGLIA

By:______________________________                     ______________________________
Name: Brian Battaglia                                                             (In His Individual Capacity)
Title: President

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify Capital, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Capital is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Capital's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company.  In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action.  In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.

ADDENDUM TO LETTER AGREEMENT

This clause below shall be incorporated into the contract dated June 26, 2006 between Salon City, Inc. ("Company"), Capital Solutions, Inc. and Brian Battaglia (collectively referred to as "Consultant") concerning the engagement of Consultant by Company to render certain professional services to Company ("Agreement").

PERFORMANCE BONUS

Company and Consultant agree that Consultant shall receive a performance bonus of THREE MILLION (3,000,000) restricted shares of Company common stock for Consultant's services to Company in 2006.  The additional shares shall be distributed to Consultant within a reasonable time after the signing of this Addendum.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Addendum to Letter Agreement below as of February 20, 2007.

SALON CITY, INC.

/s/ Steve Casciola
Title: President

CAPITAL SOLUTIONS, INC.

By:_______________________ Name:  Brian Battaglia Title:  President

BRIAN BATTAGLIA

(In his Individual Capacity)